March 11, 2020

Nuveen California AMT-Free Quality Municipal Income Fund

333 West Wacker Drive

Chicago, IL 60606

Re:     Nuveen California AMT-Free Quality Municipal Income Fund (NKX) (File No. 333-225399)

Ladies and Gentlemen:

We hereby consent to all references to our firm in the Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “Securities Act”), of Nuveen California AMT-Free Quality Municipal Income Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW
Washington, DC 20004	+1.202.739.3000
United States	+1.202.739.3001